As filed with the Securities and Exchange Commission on October 23, 2006

Registration Statement No. 333-______

UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BANNER CORPORATION
(Exact name of registrant as specified in its charter)

Washington	91-1691604
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10 S. First Avenue Walla Walla, Washington 99362 (509) 527-3636
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Albert H. Marshall Vice President Banner Corporation 10 S. First Avenue Walla Walla, Washington 99362 (509) 526-8894
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:
John F. Breyer, Jr., Esquire Breyer & Associates PC 8180 Greensboro Drive, Suite 785 McLean, Virginia 22102 (703) 883-1100

Approximate date of commencement of proposed sale to the public: >From time to time after this registration statement becomes effective, subject to market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: 9

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: :

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: 9

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If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: 9

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. 9

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. 9

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $.01 par value per share	1,000,000(1)	$41.975(2)	$41,975,000.00	$4,492.00
(1)	Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Banner Corporation Dividend Reinvestment and Direct Stock Purchase and Sale Plan as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock of the Registrant.
(2)	Estimated in accordance with Rule 457(c), calculated on the basis of $41.975 per share, the average of the high and low share prices of the Registrant's common stock on the Nasdaq Global Select Market on October 19, 2006.

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PROSPECTUS

BANNER CORPORATION
DIVIDEND REINVESTMENT AND DIRECT STOCK PURCHASE AND SALE PLAN
1,000,000 Shares of Common Stock, Par Value $.01 Per Share

         We are offering you the opportunity to participate in our Dividend Reinvestment and Direct Stock Purchase and Sale Plan. This prospectus describes and constitutes the Plan. Please read this prospectus carefully and keep it for future reference. Participation in this Plan is entirely voluntary and you can discontinue your participation at any time. Details of the Plan, including information on Computershare Trust Company, N.A., the Plan Administrator, are provided in this prospectus.

PLAN HIGHLIGHTS

If you are an existing shareholder, you may purchase additional shares of our common stock by reinvesting all or a portion of the cash dividends paid on your shares of common stock and by making optional cash payments of not less than $50 and up to a maximum of $40,000 per month. We may permit optional cash payments in excess of this maximum in some instances.

You may participate in the Plan regardless of whether you hold your shares directly, or they are held by a bank, broker or other nominee.

If you are a new investor, you may join the Plan by making an initial investment of not less than $250 and up to a maximum of $40,000. We may permit initial investments in excess of this maximum in some instances.

As a participant in the Plan, you may authorize electronic deductions from your bank account for optional cash payments.

We may offer discounts ranging from 0% to 5% on dividend reinvestments and optional and initial cash investments. At our discretion, the discount may be offered at variable rates on one, all or a combination of the sources of investments, or not at all.

         Our shares of common stock are quoted on the Nasdaq Global Select Market under the symbol BANR. The last reported sales price of our common stock on October 19, 2006 was $41.58. Our executive offices are located at 10 S. First Avenue, Walla Walla, Washington 99362. You can also contact us by telephone at 1-509-527-3636, or through our website at www.bannerbank.com. The information on our website is not part of this prospectus. Unless specifically noted otherwise in this prospectus, all references to “we,” “us,” “our,” or the “Company” refer to Banner Corporation and its subsidiaries.

         Investing in our shares of common stock involves risks. You should consider certain risk factors before enrolling in the Plan. See “Risk Factors” beginning on page 1 of this prospectus and the documents incorporated herein by reference for more information. We suggest you retain this prospectus for future reference.

         Shares of our common stock are not savings or deposit accounts or other obligations of any of our bank or non-bank subsidiaries, and they are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 23, 2006.

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Limitation of Liability	16
USE OF PROCEEDS	16
CERTAIN FEDERAL INCOME TAX CONSEQUENCES	16
Tax Consequences of Dividend Reinvestment	17
Tax Consequences of Optional Cash Payments	17
Tax Consequences of Dispositions	18
Backup Withholding and Information Reporting	18
PLAN OF DISTRIBUTION	18
WHERE YOU CAN FIND MORE INFORMATION	19
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	19
DESCRIPTION OF SECURITIES	20
EXPERTS	21
SIGNATURES	21

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         You should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We will disclose any material changes in our affairs in an amendment to this prospectus, a prospectus supplement or a future filing with the Securities and Exchange Commission incorporated by reference in this prospectus. No person has been authorized to give any information or to make any representations other than those contained or incorporated in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to sell or to buy any securities other than those to which it relates, or an offer or solicitation with respect to those securities to which it relates to any persons in any jurisdiction where such offer or solicitation would be unlawful. The delivery of this prospectus at any time does not imply that the information contained or incorporated herein at its date is correct as of any time subsequent to its date.

 FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated herein by reference contain certain “forward-looking statements” concerning the future operations of Banner Corporation. Management desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and is including this statement for the express purpose of availing Banner of the protections of such safe harbor with respect to all “forward-looking statements” contained herein and in the documents incorporated by reference. We have used “forward-looking statements” to describe future plans and strategies, including our expectations of Banner's future financial results. Management's ability to predict results or the effect of future plans or strategies is inherently uncertain. Factors which could cause actual results to differ materially include, but are not limited to, regional and general economic conditions, management's ability to maintain acceptable asset quality and to successfully resolve new or existing credit issues, the success of our branch expansion strategy, our ability to control operating costs, competition, changes in interest rates, deposit flows, demand for mortgages and other loans, real estate values, agricultural commodity prices, crop yields and weather conditions, loan delinquency rates, changes in accounting principles, practices, policies or guidelines, changes in legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors affecting operations, pricing, products and services. Accordingly, these factors should be considered in evaluating the “forward-looking statements,” and undue reliance should not be placed on such statements. We undertake no responsibility to update or revise any “forward-looking statements.”

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 OUR BUSINESS

        Banner Corporation is a bank holding company incorporated in the State of Washington. We are primarily engaged in the business of planning, directing and coordinating the business activities of our wholly owned subsidiary, Banner Bank. The Bank is a Washington-chartered commercial bank that conducts business from its main office in Walla Walla, Washington and its 58 branch offices and 12 loan production offices located in 24 counties in Washington, Oregon and Idaho. We are subject to regulation by the Board of Governors of the Federal Reserve System, and the Bank is subject to regulation by the State of Washington Department of Financial Institutions, Division of Banks and the Federal Deposit Insurance Corporation. We had total consolidated assets of $3.041 billion and total stockholders' equity of $221.7 million at December 31, 2005.

        The Bank offers a wide variety of commercial banking services and financial products to individuals, businesses and public sector entities in its primary market areas. The Bank's primary business is that of a traditional banking institution, accepting deposits and originating loans in locations surrounding its offices in portions of Washington, Oregon and Idaho. The Bank is also an active participant in the secondary market, engaging in mortgage banking operations largely through the origination and sale of one- to four-family residential loans. Lending activities include commercial business and commercial real estate loans, agricultural business loans, construction and land development loans, one- to four-family residential loans and consumer loans. A portion of the Bank's construction and mortgage lending activities are conducted through its subsidiary, Community Financial Corporation, which is located in the Lake Oswego area of Portland, Oregon. In addition to loans, the Bank maintains a significant, although recently declining, portion of its assets in marketable securities. The securities portfolio is heavily weighted toward mortgage-backed securities secured by one- to four-family residential properties. This portfolio also includes U.S. Government agency (including government-sponsored enterprises) securities, as well as investment grade corporate debt securities and tax-exempt municipal securities primarily issued by entities located in the State of Washington.

        Over the past two years, we have invested significantly in expanding the Bank's branch and distribution systems with a primary emphasis on the greater Boise, Idaho and Portland, Oregon markets and the Puget Sound region of Washington. This branch expansion is a significant element in our strategy to grow loans, deposits and customer relationships. This emphasis on growth has resulted in an elevated level of operating expenses; however, management believes that over time these new branches should help improve profitability by providing lower cost core deposits which will allow the Bank to proportionately reduce higher cost borrowings as a source of funds. We are committed to continuing this branch expansion strategy for the next two to three years and have plans and projects in process for four additional new offices expected to open in the next 12 months and are exploring other opportunities.

        For additional information about our business, see our Annual Report on Form 10-K for the year ended December 31, 2005, our Quarterly Report on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006 and the other documents we file with the Securities and Exchange Commission, which are incorporated into this Registration Statement by reference. See “Where You Can Find More Information” on page 19.

 RISK FACTORS

        An investment in our common stock is subject to risks inherent to our business. Before you decide to participate in the Plan, you should carefully consider the risks and uncertainties described below together with all of the other information included or incorporated by reference in this prospectus. The risks and uncertainties described below are not the only ones that affect us. Additional risks and uncertainties that management is not aware of or focused on or that management currently deems immaterial may also impair our business operations. If any of the circumstances described in the following risk factors actually occur to a significant adverse degree, our financial condition and results of operations could be materially and adversely affected. If this were to happen, the value of our common stock could decline significantly, and you could lose all or part of your investment. In addition, you should consult your own financial and legal advisors before making an investment.

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The maturity and repricing characteristics of our assets and liabilities are mismatched and subject us to interest rate risk which could adversely affect our net earnings and economic value.

        Our financial condition and operations are influenced significantly by general economic conditions, including the absolute level of interest rates as well as changes in interest rates and the slope of the yield curve. Our profitability is dependent to a large extent on our net interest income, which is the difference between the interest received from our interest-earning assets and the interest expense incurred on our interest-bearing liabilities. Significant changes in market interest rates or errors or misjudgments in our interest rate risk management procedures could have a material adverse effect on our net earnings and economic value.

        Our activities, like those of all financial institutions, inherently involve the assumption of interest rate risk. Interest rate risk is the risk that changes in market interest rates will have an adverse impact on our earnings and underlying economic value. Interest rate risk is determined by the maturity and repricing characteristics of our assets, liabilities and off-balance-sheet contracts. Interest rate risk is measured by the variability of financial performance and economic value resulting from changes in interest rates. Interest rate risk is the primary market risk affecting our financial performance.

        The greatest source of interest rate risk to us results from the mismatch of maturities or repricing intervals for our rate sensitive assets, liabilities and off-balance-sheet contracts. This mismatch or gap is generally characterized by a substantially shorter maturity structure for interest-bearing liabilities than interest-earning assets. Additional interest rate risk results from mismatched repricing indices and formulae (basis risk and yield curve risk), and product caps and floors and early repayment or withdrawal provisions (option risk), which may be contractual or market driven, that are generally more favorable to customers than to us.

        Our primary monitoring tool for assessing interest rate risk is asset/liability simulation modeling, which is designed to capture the dynamics of balance sheet, interest rate and spread movements and to quantify variations in net interest income resulting from those movements under different rate environments. The sensitivity of our net interest income to changes in the modeled interest rate environments provides a measurement of interest rate risk. We also utilize market value analysis, which addresses changes in estimated net market value of our equity arising from changes in the level of interest rates. The net market value of equity is estimated by separately valuing our assets and liabilities under varying interest rate environments. The extent to which assets gain or lose value in relation to the gains or losses of liability values under the various interest rate assumptions determines the sensitivity of net equity value to changes in interest rates and provides an additional measure of interest rate risk.

        The interest rate sensitivity analysis we perform incorporates beginning-of-the-period rate, balance and maturity data, using various levels of aggregation of that data, as well as certain assumptions concerning the maturity, repricing, amortization and prepayment characteristics of loans and other interest-earning assets and the repricing and withdrawal of deposits and other interest-bearing liabilities into an asset/liability computer simulation model. We update and prepare simulation modeling at least quarterly for review by senior management and the directors. We believe the data and assumptions are realistic representations of our portfolio and possible outcomes under the various interest rate scenarios. Nonetheless, the interest rate sensitivity of our net interest income and net market value of our equity could vary substantially if different assumptions were used or if actual experience differs from the assumptions used and, as a result, our interest rate risk management strategies may prove to be inadequate.

        See Item 7, “Management's Discussion and Analysis of Financial Condition and Results of Operations” of our Annual Report on Form 10-K for the year ended December 31, 2005 for a discussion of our balance-sheet restructuring transactions that were executed in the fourth quarter of 2005 and “Market Risk and Asset/Liability Management” for additional information concerning interest rate risk.

Our loan portfolio includes loans with a higher risk of loss.

        We originate construction and land loans, commercial and multifamily mortgage loans, commercial loans, consumer loans, agricultural mortgage loans and agricultural loans as well as residential mortgage loans primarily within our market areas. Generally, the types of loans other than the residential mortgage loans have a higher risk of loss than

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the residential mortgage loans. We had approximately $2.1 billion outstanding in these types of higher risk loans at December 31, 2005, which is a significant increase since December 31, 2004. Commercial and multifamily mortgage, commercial, and consumer loans may expose a lender to greater credit risk than loans secured by residential real estate because the collateral securing these loans may not be sold as easily as residential real estate. These loans also have greater credit risk than residential real estate for the following reasons and those discussed under Item 1, “Business-Lending Activities” of our Annual Report on Form 10-K for the year ended December 31, 2005:

Construction and Land Loans. During the years ended December 31, 2005 and 2004, we significantly increased our origination of construction loans. This type of lending contains the inherent difficulty in estimating both a property's value at completion of the project and the estimated cost (including interest) of the project. If the estimate of construction cost proves to be inaccurate, we may be required to advance funds beyond the amount originally committed to permit completion of the project. If the estimate of value upon completion proves to be inaccurate, we may be confronted at, or prior to, the maturity of the loan with a project the value of which is insufficient to assure full repayment. In addition, speculative construction loans to a builder are often associated with homes that are not pre-sold, and thus pose a greater potential risk to us than construction loans to individuals on their personal residences. Loans on land under development or held for future construction also pose additional risk because of the lack of income being produced by the property and the potential illiquid nature of the security.

Commercial and Multifamily Mortgage Loans. These loans typically involve higher principal amounts than other types of loans, and repayment is dependent upon income being generated from the property securing the loan in amounts sufficient to cover operating expenses and debt service.

Commercial Loans. Repayment is dependent upon the successful operation of the borrower's business.

Consumer Loans. Consumer loans (such as personal lines of credit) are collateralized, if at all, with assets that may not provide an adequate source of payment of the loan due to depreciation, damage, or loss.

Agricultural Loans. Repayment is dependent upon the successful operation of the business, which is greatly dependent on many things outside the control of either us or the borrowers. These factors include weather, commodity prices, and interest rates among others.

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings could decrease.

        We make various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we review our loans and the loss and delinquency experience, and evaluate economic conditions. If our assumptions are incorrect, the allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, resulting in the need for additions to our allowance. Material additions to the allowance could materially decrease our net income. Our allowance for loan losses was 1.27% of total loans and 296% of non-performing loans at December 31, 2005.

        In addition, bank regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory authorities may have a material adverse effect on our financial condition and results of operations.

There is no assurance that the change in the mix of our assets and liabilities will improve our operating results.

        In addition to lending and deposit gathering activities, we previously emphasized investments in government agency and mortgage-backed securities, funded with wholesale borrowings. This policy was designed to enhance profitability by allowing asset growth with low overhead expense, although securities generally have lower yields than loans, resulting in a lower interest rate spread. In recent years, we have pursued a strategy to change the mix of our assets and liabilities to have proportionately more loans and fewer securities and more customer deposits, particularly

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transaction and savings deposits, and fewer borrowings. Our implementation of this strategy has included significant loan and deposit growth and was recently accelerated by a series of balance-sheet restructuring transactions which we executed in the fourth quarter of 2005. While the objective of this strategy, including the balance-sheet restructuring, is to improve our net interest income and net income in future periods through an enhanced net interest margin, there is no assurance that this strategy will succeed. See Item 7, “Management's Discussion and Analysis of Financial Condition and Results of Operations” of our Annual Report on Form 10-K for the year ended December 31, 2005 for additional information concerning implementation of this strategy, including specifics with respect to the balance-sheet restructuring transactions described under “Recent Developments and Significant Events.”

If we are not able to achieve profitability on new branches it may negatively affect our earnings.

        We have expanded our presence throughout the market area, and intend to pursue further expansion by opening additional new branches. The profitability of our expansion strategy will depend on whether the income that we generate from the new branches will offset the increased expenses resulting from operating these branches. Largely as a result of this de novo branching strategy, our operating expenses have increased faster than revenues, adversely affecting our operating efficiency. As a result, the efficiency ratio, which is the ratio of non-interest expense to net interest income and other income, is higher than many of our competitor institutions, although for the year ended December 31, 2005, the ratio was also adversely affected by our balance-sheet restructuring transactions. We expect that it may take a period of time before certain of these branches can become profitable, especially in areas in which we do not have an established presence. During this period, the expense of operating these branches may negatively affect our net income.

If external funds were not available, this could adversely impact our growth and prospects.

        We rely on deposits and advances from the Federal Home Loan Bank of Seattle (“FHLB-Seattle”) and other borrowings to fund our operations. Although we have historically been able to replace maturing deposits and advances if desired, we might not be able to replace such funds in the future if our financial condition or the financial condition of the FHLB or market conditions were to change. Although we consider such sources of funds adequate for our liquidity needs, we may seek additional debt in the future to achieve our long-term business objectives. There can be no assurance additional borrowings, if sought, would be available to us or, if available, would be on favorable terms. If additional financing sources are unavailable or are not available on reasonable terms, our growth and future prospects could be adversely affected.

Our profitability depends significantly on economic conditions in the states of Washington, Oregon and Idaho.

        Our success depends primarily on the general economic conditions of the States of Washington, Oregon and Idaho and the specific local markets in which we operate. Unlike larger national or other regional banks that are more geographically diversified, we provide banking and financial services to customers located primarily in 24 counties of Washington, Oregon and Idaho. The local economic conditions in our market areas have a significant impact on the demand for our products and services as well as the ability of our customers to repay loans, the value of the collateral securing loans and the stability of our deposit funding sources. Adverse economic conditions unique to these Northwest markets could have a material adverse effect on our financial condition and results of operations. Further, a significant decline in general economic conditions, caused by inflation, recession, acts of terrorism, outbreak of hostilities or other international or domestic occurrences, unemployment, changes in securities markets or other factors could impact these state and local markets and, in turn, also have a material adverse effect on our financial condition and results of operations.

Strong competition within our market area may limit our growth and profitability.

        Competition in the banking and financial services industry is intense. We compete in our market areas with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Some of these competitors have substantially greater resources and lending limits than we do, have greater name recognition and market presence that benefit them in attracting business, and offer certain services that we do not or cannot provide. In addition, larger competitors may be able to price loans and deposits more aggressively than we do. Our profitability depends upon

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our continued ability to successfully compete in our market areas. The greater resources and deposit and loan products offered by some of our competitors may limit our ability to increase our interest-earning assets.

The loss of key members of our senior management team could adversely affect our business.

        We believe that our success depends largely on the efforts and abilities of our senior management. Their experience and industry contacts significantly benefit us. The competition for qualified personnel in the financial services industry is intense, and the loss of any of our key personnel or an inability to continue to attract, retain and motivate key personnel could adversely affect our business.

We are subject to extensive government regulation and supervision.

        We are subject to extensive federal and state regulation and supervision, primarily through the Bank and certain non-bank subsidiaries. Banking regulations are primarily intended to protect depositors' funds, federal deposit insurance funds and the banking system as a whole, not shareholders. These regulations affect our lending practices, capital structure, investment practices, dividend policy and growth, among other things. Congress and federal regulatory agencies continually review banking laws, regulations and policies for possible changes. Changes to statutes, regulations or regulatory policies, including changes in interpretation or implementation of statutes, regulations or policies, could affect us in substantial and unpredictable ways. Such changes could subject us to additional costs, limit the types of financial services and products we may offer and/or increase the ability of non-banks to offer competing financial services and products, among other things. Failure to comply with laws, regulations or policies could result in sanctions by regulatory agencies, civil money penalties and/or reputation damage, which could have a material adverse effect on our business, financial condition and results of operations. While we have policies and procedures designed to prevent any such violations, there can be no assurance that such violations will not occur.

Our information systems may experience an interruption or breach in security.

        We rely heavily on communications and information systems to conduct our business. Any failure, interruption or breach in security of these systems could result in failures or disruptions in our customer relationship management, general ledger, deposit, loan and other systems. While we have policies and procedures designed to prevent or limit the effect of the failure, interruption or security breach of our information systems, there can be no assurance that any such failures, interruptions or security breaches will not occur or, if they do occur, that they will be adequately addressed. The occurrence of any failures, interruptions or security breaches of our information systems could damage our reputation, result in a loss of customer business, subject us to additional regulatory scrutiny, or expose us to civil litigation and possible financial liability, any of which could have a material adverse effect on our financial condition and results of operations.

We rely on dividends from subsidiaries for most of our revenue.

        Banner Corporation is a separate and distinct legal entity from its subsidiaries. We receive substantially all of our revenue from dividends from our subsidiaries. These dividends are the principal source of funds to pay dividends on our common stock and interest and principal on our debt. Various federal and/or state laws and regulations limit the amount of dividends that the Bank and certain non-bank subsidiaries may pay to Banner Corporation. Also, our right to participate in a distribution of assets upon a subsidiary's liquidation or reorganization is subject to the prior claims of the subsidiary's creditors. In the event that the Bank is unable to pay dividends to Banner Corporation, we may not be able to service debt, pay obligations or pay dividends on our common stock. The inability to receive dividends from the Bank could have a material adverse effect on our business, financial condition and results of operations.

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If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud, and, as a result, investors and depositors could lose confidence in our financial reporting, which could adversely affect our business, the trading price of our stock and our ability to attract additional deposits.

        In connection with the enactment of the Sarbanes-Oxley Act of 2002 and the implementation of the rules and regulations promulgated by the Securities and Exchange Commission, we document and evaluate our internal control over financial reporting in order to satisfy the requirements of Section 404 of the Act. This requires us to prepare an annual management report on our internal control over financial reporting, including among other matters, management's assessment of the effectiveness of internal control over financial reporting and an attestation report by our independent auditors addressing these assessments. If we fail to identify and correct any significant deficiencies in the design or operating effectiveness of our internal control over financial reporting or fail to prevent fraud, current and potential shareholders and depositors could lose confidence in our internal controls and financial reporting, which could adversely affect our business, financial condition and results of operations, the trading price of our stock and our ability to attract additional deposits.

You will not know the price of the shares you are purchasing under the Plan at the time you authorize the investment or elect to have your dividends reinvested.

        The price of our shares may fluctuate between the time you decide to purchase shares under the Plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision.

        The Plan Administrator administers the Plan. If you instruct the Plan Administrator to sell shares under the Plan, you will not be able to direct the time or price at which your shares are sold. The price of our shares may decline between the time you decide to sell shares and the time of actual sale.

Future dividends and a return on your investment are not guaranteed.

        This prospectus does not represent a change in our dividend policy or a guarantee of future dividends, which will continue to depend upon our earnings, financial requirements, government regulations and other factors. We cannot assure you a profit, or protect you against losses, on shares purchased pursuant to the Plan. The market price of common stock can fluctuate substantially. You must accept the risks as well as the benefits of the Plan.

THE PLAN

What is the Plan?

      Our Dividend Reinvestment and Direct Stock Purchase and Sale Plan enables new investors to make an initial investment in our common stock and existing investors to increase their holdings of our common stock. Participants can purchase our common stock with optional cash investments and cash dividends.

        The Plan is designed for long-term investors who wish to invest and build their share ownership over time. The Plan is not intended to provide holders of shares of common stock with a mechanism for generating assured short-term profits through rapid turnover of shares acquired at a discount. The Plan's intended purpose precludes any person, organization or other entity from establishing a series of related accounts for the purpose of conducting arbitrage operations and/or exceeding the optional monthly cash investment limit. We accordingly reserve the right to modify, suspend or terminate participation by a shareholder who is using the Plan for purposes inconsistent with its intended purpose.

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What features does the Plan offer?

        Initial investment. If you are not an existing shareholder, you can make an initial investment in our common stock, starting with as little as $250 and up to a maximum of $40,000. See “How do I purchase shares if I am not currently a Banner shareholder?” below for more information.

        Optional monthly cash investments. Once you are a shareholder, you can buy our common stock and pay fees and commissions lower than those typically charged by stockbrokers for small transactions. You can increase your holdings of our common stock through optional cash investments of $50 or more, up to a maximum of $40,000 per month. You can make optional cash investments by check or electronically with deductions from your personal bank account. If you wish to make optional cash investments in excess of $40,000 in any month or an initial investment in excess of $40,000, see “How do I make cash investments in excess of $40,000?” below for more information.

     Automatic dividend reinvestment. You can also increase your holdings of our common stock through automatic reinvestment of your cash dividends. You will also be credited with dividends on fractions of shares you hold in the Plan. You can elect to reinvest all or a portion of your dividends on your shares. You can receive dividends electronically or by check. See “How do I purchase additional shares if I am already a Banner shareholder?” below for more information.

        Share safekeeping. You can deposit your stock certificate(s) representing shares of our common stock for safekeeping with the Plan Administrator. See “What is safekeeping of certificates and how do I submit my certificates?” below for more information.

        Automated transactions. Unless you are participating through your bank, broker or nominee, you can execute many of your Plan transactions online via the Plan Administrator's website at www.computershare.com. The information on the Plan Administrator's website is not part of this prospectus. See instructions below describing how to purchase and sell shares for more information. Refer to “What are the fees associated with participation?” below for details on fees charged for these transactions and services.

Who is the Plan Administrator and what does the Plan Administrator do?

        Computershare Trust Company, N.A. (“Computershare”) currently is the Plan Administrator, registered transfer agent, and designated agent for each participating shareholder. Computershare, as Plan Administrator, administers the Plan, purchases and holds shares acquired for you under the Plan, keeps records, sends statements of account activity and performs other duties related to the Plan. The Plan Administrator holds for safekeeping the shares purchased for you together with shares forwarded by you to the Plan Administrator for safekeeping until termination of your participation in the Plan or receipt of your request for a certificate for all or part of your shares. Shares purchased under the Plan and held by the Plan Administrator will be registered in the Plan Administrator's name or the name of its nominee, in either case as your agent. In the event that the Plan Administrator should resign or otherwise cease to act as agent, we will appoint a new administrator to administer the Plan. The Plan Administrator also acts as dividend disbursing agent, transfer agent and registrar for shares of our common stock.

        We and the Plan Administrator will not be liable in administering the Plan for any act done in good faith or as required by applicable securities laws or for any good faith omission to act including, without limitation, any claim or liability arising out of failure to terminate your account upon your death, or with respect to the prices at which shares are purchased or sold for your account and the times when such purchases or sales are made or with respect to any fluctuation in the market value after purchase or sale of shares. Neither we nor the Plan Administrator shall have any duties, responsibilities or liabilities except such as are expressly set forth in the Plan.

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How do I contact the Plan Administrator?

        Unless you are participating in the Plan through your bank, broker or nominee, if you have questions regarding the Plan, please write to the Plan Administrator at the following address:

                Banner Corporation
                c/o Computershare Trust Company, N.A.
                P.O. Box 43078
                Providence, RI 02940-3078

or call the Plan Administrator at 1-800-697-8924 within the United States and Canada or 1-312-360-5219 outside the United States and Canada.  Include your name, address, daytime telephone number, account number and reference Banner on all correspondence.  All transaction requests should be directed to the Plan Administrator at P.O. Box 43078, Providence, RI 02940-3078.

        In addition, you may visit the Plan Administrator's website at www.computershare.com. At this website, you can enroll in the Plan, obtain information and perform certain transactions for your Plan account (unless you are participating in the Plan through your bank, broker or nominee) via the “Investor Centre” on the website.

        If you participate in the Plan through your bank, broker or nominee, you must contact your bank, broker or nominee for all information regarding the Plan and all Plan transactions.

Are there fees associated with participation in the Plan?

        Yes. The following fees apply to your participation in the Plan:

Fees
Transaction	If Purchases Are Made Directly From Us	If Purchases Are Made in the Open Market

Enrollment fee for new investors	None	None

Service fee for optional cash investments made via check or Internet payment	$5.00	$5.00

Service fee for optional cash investments made via recurring automatic monthly investment	None	None

Service fee for dividend reinvestment	None	None

Processing fee (including any brokerage commissions the Plan Administrator is required to pay)	None	$0.12 per share

Fee for safekeeping	None	None

Service fee for sale of shares (partial or full)	$15.00	$15.00

Service fee for sale of a fractional share at termination or withdrawal	Up to $15.00	Up to $15.00

Processing fee for sale of shares	$0.12 per share	$0.12 per share

Returned check or failed electronic payment fee	$25.00	$25.00

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        Thus for example, if 20 shares were acquired by the Plan Administrator on your behalf in the open market, you would pay the Plan Administrator $7.40 for the transaction consisting of a check payment service fee of $5.00 and a per share commission of $0.12 per share.

        We can change the fee structure of the Plan at any time. We will give you notice of any fee changes prior to the changes becoming effective.

How do I purchase shares if I am not currently a Banner shareholder?

        To make an investment online, log on to www.computershare.com, click “Investment Plans,” then select “All Plans” under “Quick Search.” Select “Banner Corporation.” Then select “Buy Now” and follow the enrollment wizard, which will guide you through the simple investment process. You will be prompted to provide your banking account number and ABA routing number to allow for the direct debit of funds from your savings or checking account. You will receive an email confirming receipt of your transaction as soon as you complete the investment process, as well as a subsequent statement in the mail confirming the number of shares purchased and their price.

        To invest by mail, simply fill out an Initial Enrollment Form, which can be obtained by calling the Plan Administrator at 1-800-697-8924, and enclose a check (minimum $250) made payable to “Computershare” for the value of your investment. The Initial Enrollment Form may also be downloaded from the Plan Administrator's website (www.computershare.com) and mailed to the Plan Administrator.

        Your cash payment, less applicable service charges and commissions, will be used to purchase shares for your account. Both full and fractional shares up to six decimal places (if applicable) will be credited to your Plan account. The Plan Administrator will commingle net dividend funds (if applicable) with cash payments from all participants to purchase shares either directly from Banner or on the open market.

        You may also purchase your initial shares by authorizing the Plan Administrator, on the Direct Debit Authorization Form or through the Plan Administrator's website, to make monthly purchases of a specified dollar amount, paid for by automatic withdrawal from your U.S. bank account if at least $50 a month for five consecutive months. Funds will be withdrawn from your bank account, via electronic funds transfer, or EFT, on the fourth day of each month (or the next business day if the fourth is not a business day). To terminate monthly purchases by automatic withdrawal, you must send the Plan Administrator written, signed instructions. It is your responsibility to notify the Plan Administrator if your direct debit information changes.

How do I make optional cash investments of $40,000 or less if I am already a Banner shareholder?

         If you are a registered holder (i.e., your shares of Banner common stock are registered in the stock transfer books of Banner in your name), to make an investment online, log on to www.computershare.com and select “Investor Centre” and follow the online instructions. Optional cash investments may also be mailed to the Plan Administrator with the tear-off portion of your account statement or via detailed written instructions.

        You may also authorize the Plan Administrator, on a Direct Debit Authorization Form or the Plan Administrator's website, to make monthly purchases of a specified dollar amount, paid for by automatic withdrawal from your U.S. bank account. Funds will be withdrawn from your bank account, via EFT, on the fourth day of each month (or the next business day if the fourth is not a business day). To terminate monthly purchases by automatic withdrawal, you must send the Plan Administrator written, signed instructions. It is your responsibility to notify the Plan Administrator if your direct debit information changes.

        In the event that any check, draft or electronic funds transfer you may tender or order as payment to the Plan Administrator to purchase Banner common stock is dishonored, refused or returned, you agree that the purchased shares when credited to your account may be sold, on the Plan Administrator's order without your consent or approval, to satisfy the amount owing on the purchase. The “amount owing” will include the purchase price paid, any purchase and sale transaction fees, any brokerage commissions and the Plan Administrator's returned check or failed electronic payment fee of $25.00. If the sale proceeds of purchased shares are insufficient to satisfy the amount owing, you authorize the

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Plan Administrator to sell additional shares then credited to your account as necessary to cover the amount owing, without your further consent or authorization. The Plan Administrator may sell shares to cover an amount owing as a result of your order in any manner consistent with applicable securities laws. Any sale for that purpose on a national securities market, such as the Nasdaq Global Select Market, will be considered to be commercially reasonable. You grant the Plan Administrator a security interest in all shares credited to your account including securities subsequently acquired and held or tendered for deposit, for purposes of securing any amount owing as described in this paragraph.

        If you are a beneficial owner (i.e., you are a beneficial owner of Banner shares that are registered in a name other than your own, such as a bank, broker or other nominee) and wish to purchase additional Banner shares, you must either become a registered holder by having your shares transferred into your own name and following the instructions above, or you must instruct your bank, broker or other nominee to invest on your behalf.

How do I make cash investments in excess of $40,000?

       If you want to make optional cash investments in excess of $40,000 in any month or an initial investment in excess of $40,000, you must receive our written approval. To obtain our written approval, you must submit a request for waiver form. You can obtain a request for waiver form by contacting Banner directly by calling us at 1-509-526-8894. We have the sole discretion to approve or refuse any request to make an optional cash investment or initial investment in excess of the maximum amount and to set the terms of any such optional cash investment or initial investment.

        If we approve your request for waiver, the Plan Administrator will notify you promptly. In deciding whether to approve a request for waiver, we will consider relevant factors, including, but not limited to, the following:

  whether the Plan is then acquiring newly issued shares directly from us or acquiring shares in the open market or in privately negotiated transactions from third parties;

  our need for additional funds;

  the attractiveness of obtaining additional funds through the sale of common stock as compared to other sources of funds;

  the purchase price likely to apply to any sale of common stock;

  the shareholder submitting the request;

  the extent and nature of the shareholder's prior participation in the Plan;

  the number of shares of common stock held of record by the shareholder;

  the aggregate number of optional monthly cash investments and initial investments in excess of $40,000 for which requests for waiver have been submitted by all existing shareholders and new investors; and

  our current and projected capital needs.

If requests for waiver are submitted for an aggregate amount in excess of the amount we are then willing to accept, we may honor such requests in order of receipt, pro rata or by any other method that we determine to be appropriate. We may determine, in our discretion, the maximum amount that an existing shareholder or new investor may invest pursuant to the Plan or the maximum number of shares that may be purchased pursuant to a request for waiver.

How do I enroll to have my cash dividends reinvested?

        If you are the registered holder of shares, you may chose to reinvest all, a portion or none of the cash dividends paid on your shares reinvested under the Plan in additional shares by accessing your account online at www.computershare.com or by completing an enrollment form and returning it to the Plan Administrator. You can change your dividend reinvestment election at any time by accessing the Plan Administrator's website at www.computershare.com or by completing and signing a new enrollment form and returning it to the Plan Administrator. For your new or changed participation to be effective for a particular dividend, your notification must be received on or before the record date for that dividend.

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You must choose one of the following when completing the enrollment form:

(a) Full Dividend Reinvestment – If you select this option, the Plan Administrator will reinvest all cash dividends paid on all of the Banner shares registered in your name and you will be able to make optional cash payments for the purchase of additional shares in accordance with the Plan.

Or

(b) Partial Dividend Reinvestment – If you select this option, the Plan Administrator will pay you dividends in cash on the number of shares of Banner common stock that you specify in the appropriate space on the enrollment form and apply the balance of your dividends toward the purchase of additional shares in accordance with the Plan. This option also permits you to make optional cash payments for the purchase of additional shares in accordance with the Plan.

Or

(c) Voluntary Cash Payments Only (No Dividend Reinvestment) – If you select this option, your dividends will not be reinvested. Instead, you will receive payment by check or automatic deposit for all of your cash dividends. This option also permits you to make optional cash payments for the purchase of additional shares in accordance with the Plan.

You may select any of the above investment options. If no option is selected by you on the enrollment form which you return, you will be enrolled in the Full Dividend Reinvestment Option. Regardless of your investment choice, all shares purchased for you through the Plan will be credited to your account by the Plan Administrator until you direct that these shares be sold or issued to you in certificate form.

         If you are a beneficial owner of Banner shares, you must instruct your bank, broker or nominee regarding reinvestment of dividends.

Must I reinvest dividends?

        No. Dividend reinvestment is an option offered under the Plan. When you enroll in the Plan by filling out the enrollment form, you may indicate whether you want cash dividends on your shares reinvested. If you do not indicate a preference, however, all cash dividends on your Plan shares will be reinvested.

        If you choose to receive cash dividends on some or all of your shares, your cash dividend can be deposited directly to your bank account. If you are interested in this option, contact the Plan Administrator or your bank, broker or nominee, as appropriate, and request forms for Authorization for Electronic Direct Deposit. Alternatively, if you are a registered holder, you may enroll to receive your cash dividends via direct deposit by accessing the Plan Administrator's website at www.computershare.com. Select “Investor Centre” and follow the online instructions. If you elect to receive cash dividends, and do not enroll in the direct deposit option or do not enroll in the Plan at all, your dividend payments will continue to be sent, by check, to the address of record on the account.

What is the price I will pay for shares for reinvested dividends and cash investments under $40,000?

         If we direct the Plan Administrator to purchase shares of common stock directly from us with respect to reinvested dividends or optional cash investments of $40,000 or less, the purchase price of shares of common stock purchased will be the average of the closing sales prices of the shares of common stock as reported on the Nasdaq Global Select Market for the five trading days immediately preceding the investment date, less the Plan discount, if any, then in effect. A “trading day” is any day on which trades are reported on the Nasdaq Global Select Market. We may offer discounts ranging from 0% to 5%. At our discretion, the discount may be offered at variable rates on one, all or a combination of the sources of investments, or not at all.

        If the Plan Administrator purchases shares of common stock in market transactions, then your share price will be the weighted average price of all shares purchased for that investment. The share price is the same for all participants

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in a given investment (i.e., initial investors, current investors sending optional cash payments and participants reinvesting their dividends).

What is the investment date for reinvested dividends and cash investments under $40,000?

        The “Purchase Date” is the date or dates on which the Plan Administrator purchases shares of our common stock for the Plan, as described below.

        Dividend Reinvestments. If the Plan Administrator acquires shares directly from us, it will combine the dividend funds of all Plan participants whose dividends are automatically reinvested and will generally invest such dividend funds on the dividend payment date (and any succeeding trading days necessary to complete the order). If the dividend payment date falls on a day that is not a Nasdaq Global Select Market trading day, then the investment will occur on the next trading day. In addition, if the dividend is payable on a day when optional cash payments are to be invested, dividend funds may be commingled with any such pending cash investments and a combined order may be executed. If the Plan Administrator acquires shares from parties other than us through open market transactions, such purchases will occur during a period beginning on the day that would be deemed the Purchase Date if the shares were acquired directly from us and ending no later than 30 days following the date on which we paid the applicable cash dividend, except where completion at a later date is necessary or advisable under any applicable federal or state securities laws or regulations. The record date associated with a particular dividend is referred to in this Plan as a “dividend record date.”

        Initial and Optional Cash Investments up to $40,000. If the Plan Administrator acquires shares directly from us, then the Purchase Date for optional cash investments up to $40,000 will be on the tenth calendar day of each month, or the next trading day if the tenth day is not a trading day. If the Plan Administrator acquires shares from third parties other than us through open market transactions, it will attempt to buy our common stock in the open market through a registered broker-dealer. Such purchases will begin on the day that would be deemed the Purchase Date if the shares were acquired directly from us and will be completed no later than 35 days following such date, except where completion at a later date is necessary or advisable under any applicable federal or state securities laws or regulations.

        If you are investing by mail, the Plan Administrator must receive your physical check at least two business days prior to a Purchase Date. Initial and optional cash investments received after the applicable investment date deadline will be applied to purchase shares on the following Purchase Date. If you are investing online, please refer to your confirmation page for the estimated debit date for your one-time deduction. The Plan Administrator will commingle all funds received from participants. Once you have placed your order, you may not request a cash refund or otherwise change your order. No interest will be paid on funds pending investment held by the Plan Administrator.

What is the price I will pay and what will be the investment date for cash investments of more than $40,000?

         Shares of Banner common stock purchased pursuant to a request for waiver for optional cash investments of more than $40,000 will be acquired at a price to you equal to the average of the high and low sales prices, computed up to six decimal places, if necessary, of Banner's common stock on the Nasdaq Global Select Market for each trading day during the pricing period. The pricing period for optional investments made pursuant to an approved request for waiver will be the day or days set forth in the request for waiver, which may be the investment date or up to ten trading days prior to and including an investment date. A request for waiver may specify one or more investment dates. Shares purchased with optional cash investments of more than $40,000 pursuant to a request for waiver may be purchased at a discount from the purchase price and may be subject to a threshold price and will only be purchased directly from us, and not through open market transactions.

        Unless we waive our right to do so, we may establish for any investment date a minimum price (the “threshold price”) for purchasing shares with optional cash investments made pursuant to written requests for waiver. We will, at least two business days prior to the commencement of the pricing period for an investment date, determine whether to establish a threshold price and, if a threshold price is established, its amount and so notify the Plan Administrator. The determination whether to establish a threshold price and, if a threshold price is established, its amount will be made by us in our discretion after a review of current market conditions, the level of participation in the Plan, and current and projected capital needs.

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        The threshold price for optional cash investments made pursuant to written requests for waiver, if established for any investment date, will be a stated dollar amount that the average of the high and low sales prices of Banner's common stock on the Nasdaq Global Select Market for each trading day of the relevant pricing period (not adjusted for discounts, if any) must equal or exceed. If the threshold price is not satisfied for a trading day in the pricing period, then that trading day and the trading prices for that day will be excluded from that pricing period and a pro rata portion of the participant's cash will be returned, without interest. Thus, for example, if an approved request for waiver specifies that the pricing period is one day (that is, the investment date) and the threshold price is not satisfied on that day, then no investment will be made and the participant's cash will be returned in full. Likewise, if the threshold price is not satisfied for two of the five trading days in a particular pricing period, then the average sales price for purchases and the amount of optional cash investments which may be invested will be based upon the remaining three trading days when the threshold price is satisfied. In such case, for each trading day on which the threshold price is not satisfied, one-fifth of the optional cash investment made by a participant pursuant to a request for waiver would be returned to such participant, without interest, as soon as practicable after the applicable investment date. Similarly, a pro rata portion of the participant's cash will be returned if there are fewer trading days prior to the investment date than are specified as the pricing period in the request for waiver or if no trades in Banner common stock are reported on the Nasdaq Global Select Market for a trading day during the pricing period, due to a market disruption or for any other reason.

        We may elect to activate for any particular pricing period the pricing period extension feature, which will provide that the initial pricing period will be extended by the number of days during such period that the threshold price is not satisfied, or on which there are no trades of our common stock reported by the Nasdaq Global Select Market, subject to a maximum of five trading days. If we elect to activate the pricing period extension feature and the threshold price is satisfied for any additional day that has been added to the initial pricing period, then that day will be included as one of the trading days for the pricing period in lieu of the day on which the threshold price was not met or trades of our common stock were not reported. For example, if the determined pricing period is ten days, and the threshold price is not satisfied for three out of those ten days in the initial pricing period, and we had previously announced at the time of the request for waiver acceptance that the pricing period extension feature was activated, then the pricing period will automatically be extended, and if the threshold price is satisfied on the next three trading days (or a subset thereof), then those three days (or a subset thereof) will be included in the pricing period in lieu of the three days on which the threshold price was not met. As a result, the purchase price will be based upon the ten trading days of the initial and extended pricing period on which the threshold price was satisfied and all of the cash investment will be invested (rather than 30% being returned).

        The threshold price and pricing period extension concepts and return procedure discussed above apply only to optional cash investments made pursuant to written requests for waiver. Setting a threshold price for an investment date shall not affect the setting of a threshold price for any subsequent investment date.

         For any particular investment date, we may waive our right to set a threshold price for optional cash investments that exceed $40,000. Neither Banner nor the Plan Administrator shall be required to provide any written notice to participants as to the threshold price for any investment date. Participants, however, may ascertain whether the threshold price applicable to an investment date pursuant to a request for waiver has been set or waived, as applicable, by telephoning Banner at 1-509-526-8894.

        The purchase price will not be known until the purchase is completed. Participants should be aware that the price may fluctuate during the period between submission of a purchase request, its receipt by the Plan Administrator, and the ultimate purchase on the open market.

How do I keep track of the transactions in my account?

         If you are a registered holder, the Plan Administrator will mail a year-to-date summary plan statement after each cash dividend. In addition, a statement will be mailed to you after each purchase, which statement will include the number of shares purchased and the purchase price. You may also view your transaction history online by logging into your account on the Plan Administrator's website at www.computershare.com. Details available online include share price, commission and fees paid, and transaction type and date.

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        If you are a beneficial owner, you must contact your bank, broker or nominee for information regarding transactions in your account.

What is safekeeping of certificates and how do I submit my certificates?

        If you own shares of Banner common stock in stock certificate form, you may elect to deposit the shares represented by those stock certificates into your Plan account for safekeeping with the Plan Administrator. The Plan Administrator will credit these shares to your Plan account. You may later request issuance of a certificate from the Plan Administrator at any time.

        To deposit shares with the Plan Administrator, send your stock certificates to the Plan Administrator at the address listed on page 8. We recommend that you send your certificates via registered mail and insured for 3% of the total value of the shares to protect against loss in transit.

How do I withdraw shares held in my Plan account?

        You may request that the Plan Administrator issue a certificate for some or all of the shares held in your Plan account by doing any of the following:

   Access the Plan Administrator's website at www.computershare.com. Select “Investor Centre,” login to your account and then follow the online instructions;

   Call 1-800-697-8924 to access the Plan Administrator's automated telephone system; or

   Complete and sign the tear-off portion of your statement and mail the instructions to the Plan Administrator.

The Plan Administrator will issue a certificate in the exact registered name shown on your Plan statement. Certificates will be sent by first class mail, generally within a few days of receiving your request. There is no charge to you for this service.

How do I transfer shares to another person?

        You may transfer ownership of some or all of your Plan shares to another person, whether by gift, private sale, or otherwise. In order to transfer some or all of your shares, you must properly complete a Transfer of Ownership Form, or an executed stock power, and return it to the Plan Administrator. Transfers may be made in book-entry or certificated form.

        Requests for transfer of book-entry shares held under the Plan are subject to the same requirements as the transfer of our common stock certificates, including the requirement of a medallion signature guarantee. You may request a copy of the Transfer of Ownership Form by contacting the Plan Administrator at 1-800-697-8924 or by downloading the forms from the Plan Administrator's website at www.computershare.com.

How do I sell shares held in my account?

        You may instruct the Plan Administrator to sell shares held in your Plan account by doing any of the following:

  Access the Plan Administrator's website at www.computershare.com. Select “Investor Centre,” login to your account and follow the online instructions;

  Call 1-800-697-8924 to access the Plan Administrator's automated telephone system; or

  Complete and sign the tear-off portion of your account statement and mail the instructions to the Plan Administrator.

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If there is more than one individual owner on the Plan account, all participants must authorize the transaction and sign the instruction.

        If you want to sell any shares through the Plan that are held in certificate form, the shares must first be deposited and converted into book-entry shares.

        Upon receipt of your request to sell Plan shares, the Plan Administrator will make every effort to process your order on the day it is received. To do so, your sale instructions must be received by 1:00 p.m. Eastern time on a business day during which the Administrator and the Nasdaq Global Select Market are open. Sales will be made through an independent brokerage organization at the then-current market price. The Plan Administrator will promptly mail you a check for the proceeds, less an administrative fee of $15 and commissions of $0.12 per share sold. Computershare has sole discretion in all matters related to the sale. You cannot specify a price or time to sell your book-entry Plan shares.

        The selling price will not be known until the sale is completed. Participants should be aware that the price may fluctuate during the period between a request for sale, its receipt by the Plan Administrator, and the ultimate sale on the open market. Instructions sent to the Plan Administrator may not be rescinded.

        All sale requests having an anticipated market value of $25,000 or more must be submitted in written form. In addition, all sale requests within thirty (30) days of an address change to your account must be submitted in written form.

How do I close my account?

        If you are a registered holder, you may terminate Plan participation by directing the Plan Administrator to sell all of the shares in your account. You may submit a signed written instruction to the Plan Administrator, complete the tear-off form from your account statement, or you may utilize the Plan Administrator's website. Follow the sales procedure outlined under “How do I sell shares held in my account?” above, making certain to elect the sale of all Plan shares.

        Alternatively, you may elect to receive a certificate for the full shares held in your Plan account and to sell any fractional share remaining. In such case, a certificate will be issued for the whole shares and a cash payment will be made for any remaining fractional share. That cash payment will be based upon the current market price of the common stock, less any service fee, any applicable brokerage commission and any other costs of sale.

        You must specifically inform the Plan Administrator that you wish to terminate participation in the Plan (which option is listed separately on the tear-off form attached to Plan statements). If you fail to do so, future dividends on non-Plan shares will continue to be reinvested in accordance with your pre-termination instructions, until you direct the Plan Administrator otherwise.

        If you are a beneficial owner, you must contact your bank, broker or nominee to close your account.

Additional Information Regarding the Plan

       We reserve the right to curtail or suspend transaction processing until the completion of any stock dividends, stock splits or other corporate actions. Any stock dividends, distributions or stock split shares distributed on stock held by the Plan Administrator for the participant in the Plan will be credited directly into the participant's account.

        Plan participants may vote all shares (full and fractional) held in their Plan account.

      Neither Banner nor the Plan Administrator will be liable for any act performed in good faith or for any good faith omission to act, including, without limitation, any claim of liability (i) arising out of failure to terminate a participant's account, sell stock held in the Plan, or invest optional cash payments or dividends or (ii) with respect to the prices at which stock is purchased or sold for the participant's account and the time such purchases or sales are made.

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        If, at any time, the total number of shares in the participant's account is less than one share, any remaining fraction may be sold and the account closed. See “What are the fees associated with participation?” above for applicable fees associated with the sale of shares.

        We reserve the right to modify the terms of the Plan, including applicable fees, or to terminate the Plan at any time. In addition, we reserve the right to interpret and regulate the Plan as we deem necessary or desirable in connection with its operation. The Plan is generally not for use by institutional investors or financial intermediaries. The Plan shall be governed by and construed in accordance with the laws of the State of Washington. Participation in the Plan, via any of the means outlined herein, shall constitute an offer by the participant to establish an agency relationship with the Plan Administrator and shall be governed by the terms and conditions of the Plan.

Neither Banner nor the Plan Administrator will provide any advice, make any recommendations, or offer any opinion with respect to whether or not you should purchase or sell shares or otherwise participate under the Plan. You must make independent investment decisions based on your own judgment and research. The shares held in Plan accounts are not subject to protection under the Securities Investor Protection Act of 1970.

Limitation of Liability

        The Plan provides that neither we nor the Plan Administrator, nor any agent will be liable in administering the Plan for any act done in good faith or any omission to act in good faith in connection with the Plan. This limitation includes, but is not limited to, any claims of liability relating to:

  the failure to terminate your Plan account upon your death prior to receiving written notice of your death; or

  the purchase or sale prices reflected in your Plan account or the dates of purchases or sales of shares under the Plan; or

  any loss or fluctuation in the market value of our shares after the purchase or sale of shares under the Plan.

The foregoing limitation of liability does not represent a waiver of any rights you may have under applicable securities laws.

USE OF PROCEEDS

        We will receive proceeds from purchases of our common stock through the Plan only if the purchases are made directly from us. We have no current specific plan for the use of any such proceeds other than for general business purposes. The purpose for offering our shares through the Plan is to provide a benefit to our shareholders while potentially increasing the capitalization of Banner Corporation. We will not receive any proceeds from shares purchased by the Plan Administrator in open market or negotiated purchases. We do not know the number of shares that participants will purchase under the Plan or the prices at which the shares will be sold to participants.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

        The following is a brief summary of certain federal income tax considerations of participation in the Plan. This summary is for general information only and does not constitute tax advice. The information in this section is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations thereunder, current administrative interpretations and practices of the Internal Revenue Service (the “IRS”), and court decisions, all as of the date of this prospectus. Future legislation, Treasury Regulations, administrative interpretations and practices or court decisions could significantly change the current law or adversely affect existing interpretations of current law. Any change could apply retroactively to transactions preceding the date of the change.

        The tax consequences for participants who do not reside in the United States will vary from jurisdiction to jurisdiction. In the case of a foreign shareholder whose distributions are subject to U.S. income tax withholding, the amount of the tax to be withheld will be deducted from the amount of the distribution and the balance will be reinvested.

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      You are urged to consult your tax advisor to determine the particular tax consequences that may result from your participation in the Plan.

Tax Consequences of Dividend Reinvestment

        In the case of shares of common stock purchased by the Plan Administrator from us, you will be treated, for federal income tax purposes, as having received a distribution equal to the fair market value, as of the investment date, of the shares of common stock purchased with your reinvested dividends. This amount includes the discount, if any, on reinvestment provided for by the Plan. The fair market value should generally equal the average of the daily high and low sale prices of our shares of common stock, as quoted by the Nasdaq Global Select Market for the investment date.

        In the case of shares (including any fractional shares) purchased in market transactions or in negotiated transactions with third parties, you will be treated as having received a distribution equal to the amount of cash dividends used to make those purchases, plus the amount of any brokerage fees paid by us in connection with those purchases.

        The distributions described above will constitute taxable dividend income to you to the extent of our current and accumulated earnings and profits allocable to the distributions.  Under current law, which is scheduled to sunset at the end of 2008, dividend income will generally be taxed to you (if you are an individual) at the rates applicable to long-term capital gains, provided that a minimum holding period and other requirements are satisfied. Dividends received after 2008 will be taxable to you at ordinary income rates. Any distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will reduce the basis of your shares of common stock by the amount of the excess distribution, but not below zero. To the extent that excess distributions exceed the tax basis in your shares, and provided that you have held your shares as capital assets, you will recognize capital gain, which will be taxable as long-term capital gain if you have held your shares for more than one year.

        The tax basis of your shares of stock purchased with reinvested dividends will generally equal the total amount of distributions you are treated as having received, as described above. Your holding period in shares of common stock (including fractional shares) acquired pursuant to the Plan will generally begin on the day after the date of the dividend.

Tax Consequences of Optional Cash Payments

         Participants who choose to purchase additional shares by electing optional cash payments, and who have also elected to have their dividends reinvested, will be treated as having received a distribution equal to the excess, if any, of the fair market value on the investment date of the shares of common stock purchased over the amount of the cash payment made by the participant. The fair market value should generally equal the average of the daily high and low sale prices of our shares of common stock, as quoted by the Nasdaq Global Select Market for the investment date. Any such distributions will be subject to tax in accordance with the rules described above under “Tax Consequences of Dividend Reinvestment.” The tax treatment of participants who purchase shares by electing optional cash payments or as an initial cash investment, but who have not elected to have their dividends reinvested, is not entirely clear under existing law. However, the IRS has indicated in certain private letter rulings that such individuals will not be treated as having received a taxable distribution with respect to any discount in purchase price offered pursuant to the Plan. Private letter rulings are not binding on the IRS and cannot be relied upon by any taxpayer other than those to whom the ruling is addressed. Nevertheless such rulings often reflect the current thinking of the IRS. Therefore, the tax treatment of a purchase of shares under the Plan with an initial cash investment or an optional cash investment may differ depending on whether you are participating in the dividend reinvestment feature of the Plan.

        The tax basis of shares of common stock acquired by optional cash payments or as an initial investment will generally equal the total amount of distribution you are treated as having received, as described above, plus the amount of the cash payment. Your holding period in such shares (including fractional shares) generally begins on the day after the date the Plan makes the purchase.

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Tax Consequences of Dispositions

        You may realize gain or loss when shares of common stock are sold or exchanged, whether the sale or exchange is made at your request upon withdrawal from the Plan or takes place after withdrawal from or termination of the Plan and, in the case of a fractional share, when you receive a cash payment for a fraction of a share of common stock credited to your account. Assuming that shares have been held as capital assets, such gain or loss will be capital in nature. The amount of the capital gain or loss will be the difference between the amount that you receive for the shares of common stock (including fractional shares) and your tax basis in such shares or fraction thereof. Capital gains of individuals derived with respect to capital assets held for more than one year are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

        Under certain circumstances described below, we, or the Plan Administrator may be required to deduct backup withholding on distributions paid to a shareholder, regardless of whether those distributions are reinvested. Similarly, the Plan Administrator may be required to deduct backup withholding from all proceeds of sales of common shares held in a Plan account. A participant will be subject to backup withholding if: (1) the participant has failed to properly furnish us and the Plan Administrator with its taxpayer identification number; (2) the IRS notifies us or the Plan Administrator that the identification number furnished by the participant is incorrect; (3) the IRS notifies us or the Plan Administrator that backup withholding should be commenced because the participant has failed to report properly distributions paid to it; or (4) when required to do so, the participant has failed to certify, under penalties of perjury, that the participant is not subject to backup withholding.

        Backup withholding amounts will be withheld from dividends before those dividends are reinvested under the Plan. Therefore, only this reduced amount will be reinvested in Plan shares. Withheld amounts will generally constitute a tax payment credited on such participant's federal income tax return.

        The Plan Administrator will report to you the amount of any dividends credited to your account as well as any brokerage trading fees or other related charges paid by us on your behalf. Such information will also be furnished to the IRS to the extent required by law.

 PLAN OF DISTRIBUTION

        Subject to the discussion below, we may, at our sole discretion, distribute newly issued shares of our common stock sold under the Plan. Alternatively, we may purchase shares on the open market to be distributed pursuant to the Plan. You will be responsible for certain fees, commissions and expenses in connection with such transactions. The following is a summary of fees for which you will be responsible:

Dividend Reinvestment	None

Optional Cash Payments	$5.00 fee for investments made via check or Internet payment (no fee per transaction for investments made via recurring automatic investments )

Sale/Termination	$15 per transaction

Safekeeping	None

Purchase Commissions	$0.12 per share on purchases (including reinvestment purchases) for shares purchased on the open market, in addition to the applicable fees above

Sale Commissions	$0.12 per share sold

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        In connection with the administration of the Plan, we may be requested to approve investments made pursuant to requests for waiver by or on behalf of existing shareholders and new investors who may be engaged in the securities business.

        Persons who acquire shares of our common stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Securities Exchange Act of 1934, and may be considered to be underwriters within the meaning of the Securities Act of 1933. We will not extend to any such person any rights or privileges other than those to which he, she or it would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our common stock so purchased. We may, however, accept optional cash payments and initial investments made pursuant to requests for waiver by such persons.

        From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from any waiver discounts applicable to optional cash payments and initial investments made pursuant to requests for waiver under the Plan. Those transactions may cause fluctuations in the trading volume of our common stock. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of shares of our common stock to be received under the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purposes of the Plan.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy materials that we have filed with the SEC at the SEC's public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings also are available to the public on the SEC's website at www.sec.gov, which contains reports, proxies and information statements and other information regarding issuers that file electronically. In addition, our filings are available on our website at www.bannerbank.com.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        We are incorporating by reference certain documents we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring you to those documents. Any information that we reference this way is considered part of this prospectus.

        We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus. These additional documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than information furnished under Items 2.02 and 7.01, which is deemed not to be incorporated by reference in this prospectus). You should review these filings as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus.

        This prospectus incorporates by reference the documents listed below that we have filed with the SEC but have not been included or delivered with this document:

  our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the SEC on March 16, 2006;

  our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2006, filed with the SEC on August 9, 2006; and

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  our Current Reports on Form 8-K filed with the SEC on January 26, 2006, April 25, 2006, June 7, 2006 and June 19, 2006.

These documents contain important information about us and our financial condition. Information contained in this prospectus supersedes information incorporated by reference that we have filed with the SEC prior to the date of this prospectus, while information that we file with the SEC after the date of this prospectus that is incorporated by reference will automatically update and supersede this information.

        Our filings are available on our website, www.bannerbank.com. Information contained in or linked to our website is not a part of this prospectus. You may also request a copy of these filings, at no cost, by writing or telephoning us at:

                        Banner Corporation
                        Attention: Albert H. Marshall
                        10 S. First Avenue
                        Walla Walla, Washington 99362
                        (509) 526-8894

 DESCRIPTION OF SECURITIES

        Immediately after the closing of this offering, our authorized capital stock will consist of 25,000,000 shares of common stock, par value $0.01 per share, and 500,000 shares of preferred stock, par value $0.01 per share. As of June 30, 2006, there were outstanding 12,269,578 shares of common stock, held of record by approximately 949 shareholders. There were also outstanding options to purchase 764,898 shares of common stock. There were no shares of preferred stock or options to purchase preferred stock outstanding.

Common Stock

        Each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the shareholders. There are no cumulative voting rights. Subject to preferences to which holders of preferred stock issued after the sale of the common shares in this offering may be entitled, holders of common stock will be entitled to receive ratably any dividends that may be declared from time to time by the Board of Directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to the holders of any shares of preferred stock that may be outstanding. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions that apply to the common stock. All shares of common stock outstanding are, and the shares of common stock offered in this offering, when they are issued and paid for, will be, fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Preferred Stock

        The Board of Directors is authorized, subject to any limitations imposed by law, without shareholder approval, from time to time to issue up to a total of 500,000 shares of preferred stock, par value $0.01 per share, in one or more series, each series to have rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as the Board of Directors may determine. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.  We have no present plans to issue any preferred stock.

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 EXPERTS

        The consolidated statements of financial condition of Banner Corporation and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2005, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005, have been incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2005, in reliance on the reports of Moss Adams LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements for the year ended December 31, 2003 incorporated in this prospectus from the Company's Annual Report on Form 10-K for the year ended December 31, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

 PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

            The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities covered by the Registration Statement of which this prospectus is a part. We will bear all of these expenses.

Registration fee under the Securities Act	$ 4,492
Legal fees and expenses*	$ 25,000
Accounting fees and expenses*	$ 5,000
Printing and other miscellaneous fees and expenses*	$ 6,000
Total	$ 40,492

*Estimated solely for the purpose of this Item. Actual expenses may be more or less.

Item 15. Indemnification of Officers and Directors

            Article XIV of the Registrant's Articles of Incorporation requires indemnification of directors and officers to the fullest extent permitted by Washington law, except for (i) acts or omissions finally adjudged to violate law; (ii) conduct finally adjudged to violate Section 23B.08.310 of the Washington Business Corporation Act (relating to unlawful distributions by the corporation), or (iii) any transaction with respect to which it was finally adjudged that the director or officer personally received a benefit in money, property or services to which that person was not legally entitled

            Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933. Section 23B08.320 of the Washington Business Corporation Act authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts of omissions as a director, except in certain circumstances involving intentional misconduct, self-dealing or illegal corporate loans or distributions, or any transactions from which the director personally receives a benefit in money, property or services to which the director is not entitled.


Item 16. Exhibits

            The following exhibits are filed with or incorporated by reference into this Registration Statement:

Exhibit Number	Description of Document

4.1	Articles of Incorporation of the Registrant(1)

4.2	Bylaws of the Registrant(2)

5	Opinion of Breyer & Associates PC

23.1	Consent of Moss Adams LLP

23.2	Consent of Deloitte & Touche LLP

23.3	Consent of Breyer & Associates PC (contained in its opinion filed as Exhibit 5)

24	Power of attorney (contained in the signature page of the Registration Statement)
_________
(1)	Incorporated by reference to Exhibit B to the Proxy Statement for the Annual Meeting of Stockholders dated June 10, 1998.
(2)	Incorporated by reference to Exhibit 3.2 filed with the Current Report on Form 8-K dated July 24, 1998.

Item 17. Undertakings

             (a)    The undersigned Registrant hereby undertakes:

                     1.        To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                                (i)        to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                               (ii)        to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                               (iii)        to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change in such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                     2.        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                    3.        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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            (b)        The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (c)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officer and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.


SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Walla Walla, State of Washington, on the 23rd day of October, 2006.

                                                                                                        BANNER CORPORATION

                                                                                                        By:/s/D. Michael Jones
                                                                                                              D. Michael Jones
                                                                                                              President and Chief Executive Officer
                                                                                                             (Duly Authorized Representative)

POWER OF ATTORNEY

            Each person whose signature appears below appoints D. Michael Jones, as his true and lawful attorney-in-fact and agent, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorney-in fact and agent may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/D. Michael Jones	/s/Lloyd W. Baker
D. Michael Jones	Lloyd W. Baker
President and Chief Executive Officer; Director	Executive Vice President and Chief Financial Officer
(Principal Executive Officer)	(Principal Financial and Accounting Officer)

Date: October 23, 2006	Date: October 23, 2006

/s/David Casper	/s/Robert D. Adams
David Casper	Robert D. Adams
Director	Director

Date: October 23, 2006	Date: October 23, 2006

/s/Edward L. Epstein	/s/Jesse G. Foster
Edward L. Epstein	Jesse G. Foster
Director	Director

Date: October 23, 2006	Date: October 23, 2006

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/s/Gary Sirmon	/s/Dean W. Mitchell
Gary Sirmon	Dean W. Mitchell
Chairman of the Board	Director

Date: October 23, 2006	Date: October 23, 2006

/s/Brent A. Orrico	/s/Wilber Pribilisky
Brent A. Orrico	Wilber Pribilisky
Director	Director

Date: October 23, 2006	Date: October 23, 2006

/s/Michael M. Smith	/s/Gordon E. Budke
Michael M. Smith	Gordon E. Budke
Director	Director

Date: October 23, 2006	Date: October 23, 2006

/s/Constance H. Kravas
Constance H. Kravas
Director

Date: October 23, 2006


EXHIBIT INDEX

Exhibit Number	Description of Document

4.1	Articles of Incorporation of the Registrant(1)

4.2	Bylaws of the Registrant(2)

5	Opinion of Breyer & Associates PC

23.1	Consent of Moss Adams LLP

23.2	Consent of Deloitte & Touche LLP

23.3	Consent of Breyer & Associates PC (contained in its opinion filed as Exhibit 5)

24	Power of attorney (contained in the signature page of the Registration Statement)
_______
(1)	Incorporated by reference to Exhibit B to the Proxy Statement for the Annual Meeting of Stockholders dated June 10, 1998.
(2)	Incorporated by reference to Exhibit 3.2 filed with the Current Report on Form 8-K dated July 24, 1998.

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Exhibit 5

Opinion of Breyer & Associates PC


[Letterhead of Breyer & Associates PC]

October 23, 2006

Board of Directors
Banner Corporation
10 S. First Avenue
Walla Walla, Washington 99362

Ladies and Gentlemen:

            We have acted as special counsel to Banner Corporation, a Washington corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-3 filed with the Securities and Exchange Commission (“Registration Statement”) under the Securities Act of 1933, as amended, relating to shares of common stock, $0.01 par value per share (the “Common Stock”) of the Company, to be offered upon the terms and subject to the conditions set forth in the Banner Corporation Dividend Reinvestment and Direct Stock Purchase and Sale Plan (the “Plan”) included in the Registration Statement. The Registration Statement also registers an indeterminate number of additional shares which may be necessary to adjust the number of shares registered thereby for issuance as the result of a stock split, stock dividend or similar adjustment of the number of issued and outstanding shares of Common Stock. You have requested the opinion of this firm with respect to certain legal aspects of the proposed offering.

            We have reviewed the Registration Statement, the Articles of Incorporation and Bylaws of the Company, the Plan, a specimen stock certificate evidencing the Common Stock and such other documents and records as we have deemed necessary for purposes of this opinion. We are relying upon the originals, or copies certified or otherwise identified to our satisfaction, of the corporate records of the Company and such other instruments, certificates and representations of public officials, officers and representatives of the Company as we have deemed applicable or relevant as a basis for the opinions set forth below. In addition, we have assumed, without independent verification, the genuineness of all signatures and the authenticity of all documents furnished to us and the conformance in all respects of copies to originals, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that the certificates representing the Common Stock will be when issued, properly signed by authorized officers of the Company or their agents. Furthermore, we have made such factual inquiries and reviewed such laws as we determined to be relevant for the purposes of this opinion.

            We are admitted to practice law in the District of Columbia, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America and of the State of Washington.

            In connection with our opinion expressed below, we have assumed that, at or prior to the time of the delivery of any shares of Common Stock under the Plan, the Registration Statement will have been declared effective under the Securities Act of 1933, as amended, that the registration will apply to such shares of Common Stock and will not have been modified or rescinded and that there will not have occurred any change in law affecting the validity of the issuance of such shares of Common Stock.

            Based on the foregoing, and subject to the assumptions set forth herein, we are of the opinion as of the date hereof that the shares of Common Stock that may be issued pursuant to the Plan, upon receipt by the Company of any consideration required thereby, as applicable, will be legally issued, fully paid and non-assessable shares of Common Stock.


Board of Directors
Banner Corporation
October 23, 2006

            We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto. This opinion is intended solely for use in connection with issuance and sale of shares subject to the Registration Statement and is not to be relied upon for any other purpose. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-3.

                                                                                            Sincerely,

                                                                                           /s/ Breyer & Associates PC

                                                                                           BREYER & ASSOCIATES PC


Exhibit 23.1

Consent of Moss Adams LLP


Consent of Independent Registered Public Accounting Firm

The Board of Directors
Banner Corporation
Walla Walla, Washington

We consent to incorporation by reference in the Registration Statement on Form S-3 of Banner Corporation, relating to the Banner Corporation Dividend Reinvestment and Direct Stock Purchase and Sale Plan, of our reports dated March 13, 2006, with respect to the consolidated statements of financial condition of Banner Corporation and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2005, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005, annual report on Form 10-K of Banner Corporation.

/s/Moss Adams LLP

Spokane, Washington
October 23, 2006


Exhibit 23.2

Consent of Deloitte & Touche LLP

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 11, 2004, relating to the financial statements of Banner Corporation and subsidiaries, for the year ended December 31, 2003 appearing in the Annual Report on Form 10-K of Banner Corporation and subsidiaries for the year ended December 31, 2005 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/Deloitte & Touche LLP

Seattle, Washington
October 23, 2006

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